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                                                                    EXHIBIT 5.6

Novelis Deutschland GmbH

Sabine Trautwein, Legal Counsel

                                                                 [Novelis Logo]


                                                     August 1, 2005


Novelis Inc.
3399 Peachtree Road, NE, Suite 1500
Atlanta, Georgia 30326.

Ladies and Gentlemen:

                  In connection with the registration under the U.S. Securities Act of 1933 (the "Securities Act") of (a) $1,400,000,000 principal amount of 7-1/4% Senior Notes due 2015 (the "Notes") of Novelis Inc., a corporation organized under the laws of Canada (the "Company"), to be issued in exchange for the Company's outstanding 7-1/4% Senior Notes due 2015 pursuant to an Indenture, dated as of February 3, 2005 (the "Indenture"), among the Company, the subsidiaries of the Company party thereto (collectively, the "Guarantors") and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), and (b) the Guarantees (the "Guarantees") of each of the Guarantors endorsed upon the Notes, we, as legal counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.


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Novelis Inc.

                                                                            -2-


                  Upon the basis of such examination, we advise you that, in our opinion, (1) Novelis Deutschland GmbH has been duly organized and is an existing corporation under the laws of the Federal Republic of Germany, (2) the Indenture has been duly authorized, executed and delivered by Novelis Deutschland GmbH,
(3) the Guarantees have been duly authorized by Novelis Deutschland GmbH, and
(4) when the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture and the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Guarantees will constitute valid and legally binding obligations of Novelis Deutschland GmbH, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  The foregoing opinion is limited to and given on the basis of the substantive laws of the Federal Republic of Germany as in existence at date hereof. We are expressing no opinion as to the effect of the laws of any other jurisdiction. All terms used herein not expressly referenced to the laws of other jurisdictions are construed in accordance with the substantive laws of the Federal Republic of Germany as in existence at the date hereof .

                  We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto, the Notes have been duly authorized by the Company, the Guarantees have been duly authorized by the Guarantors and that the Company and the Guarantors have been duly organized and are existing corporations in good standing under the laws of their respective jurisdictions of organizations, assumptions which we have not independently verified.


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Novelis Inc.

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                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading "Validity of the Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


Very truly yours,



Novelis Deutschland GmbH
Legal Counsel



/s/ Sabine Trautwein